                                                                    EXHIBIT 99.1

                                      INDEX

                           ADVANCEPCS AND SUBSIDIARIES



Selected Consolidated Financial Data                                           1

Management's Discussion and Analysis of
   Financial Condition and Results of Operations                               3

Report of Independent Public Accountants                                     F-1

Consolidated Balance Sheets as of March 31, 1999 and 2000                    F-2

Consolidated Statements of Operations for fiscal years ended
   March 31, 1998, 1999 and 2000                                             F-3

Consolidated Statements of Stockholders' Equity for the fiscal years
   ended March 31, 1998, 1999 and 2000                                       F-4

Consolidated Statements of Cash Flows for the fiscal years ended
   March 31, 1998, 1999 and 2000                                             F-5

Notes to Consolidated Financial Statements                                   F-6

Report of Independent Public Accountants on Financial Statement Schedule     S-1

Schedule II. Valuation and Qualifying Accounts for the
   fiscal years Ended March 31, 1998, 1999 and 2000                          S-2

SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables summarize certain selected consolidated financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and the Notes related thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. The selected consolidated financial data of the Company as of and for each of the years in the five-year period ended March 31, 2000, have been derived from the Consolidated Financial Statements that have been audited by Arthur Andersen LLP, independent public accountants.

                                                                        Year Ended March 31,
                                        -----------------------------------------------------------------------------------
                                           1996(3)           1997(3)            1998              1999             2000
                                        ------------      ------------      ------------      ------------     ------------
                                                          (In thousands, except net income per share data)

STATEMENT OF OPERATIONS DATA:
   Revenues .......................     $    127,871      $    256,450      $    523,525      $    839,208     $  2,028,737
   Cost of operations:
     Cost of revenues .............          120,334           245,466           493,719           798,249        1,953,235
     Selling, general, and
       administrative expenses ....            6,158             7,309            18,955            21,006           38,793
                                        ------------      ------------      ------------      ------------     ------------
       Total cost of operations ...          126,492           252,775           512,674           819,255        1,992,028
                                        ------------      ------------      ------------      ------------     ------------

   Operating income ...............            1,379             3,675            10,851            19,953           36,709
   Interest income ................              366             1,560             2,950             2,860            1,064
   Interest expense ...............             (732)             (445)              (67)               --           (3,943)
   Loss on disposal of asset ......               --                --                --                --             (160)
   Merger costs(2) ................               --                --              (689)               --               --
   Provision for  income taxes ....               --             1,564             4,957             8,669           12,794
                                        ------------      ------------      ------------      ------------     ------------
   Net income .....................     $      1,013      $      3,226      $      8,088      $     14,144     $     20,876
                                        ============      ============      ============      ============     ============

Basic:
     Net income per share .........     $       0.03      $       0.21      $       0.38      $       0.59     $       0.84
     Weighted average shares
       outstanding ................            8,013            12,529            21,011            24,004           24,760
   Diluted:
     Net income per share .........     $       0.02      $       0.18      $       0.31      $       0.53     $       0.75
     Weighted average shares
       outstanding ................            9,153            18,352            26,202            26,876           27,737

                                                                         Year Ended March 31,
                                          ---------------------------------------------------------------------------------
                                             1996(3)           1997(3)           1998             1999             2000
                                          ------------      ------------     ------------     ------------     ------------
                                                                 (In thousands, except per share data)

BALANCE SHEET DATA:
   Working capital ..................     $        269      $     24,575     $     27,657     $        201     $     12,108
   Total assets .....................           59,861           108,914          178,639          304,016          406,738
   Long-term debt ...................            7,000                --            1,285           50,000           50,000
   Redeemable preferred stock .......           11,896                --               --               --               --
   Stockholders' equity (deficit) ...           (1,537)           42,577           50,342           68,773           98,044

                                                                         Year Ended March 31,
                                          ---------------------------------------------------------------------------------
                                             1996(3)           1997(3)           1998             1999             2000
                                          ------------      ------------     ------------     ------------     ------------
                                                                 (In thousands, except per share data)

SUPPLEMENTAL DATA:(1)(3)
   Pharmacy network claims
     Processed ......................            9,375            26,579           38,319           50,588           81,225
   Mail pharmacy prescriptions
     Filled .........................              536               677              839            1,289            1,674
   Estimated health plan
     Members (at period end) ........            9,040            10,200           12,500           15,000           27,500

----------

(1)  This data has not been audited.

(2)  Merger costs relate to the acquisition of IMR.

(3) This data has not been combined to reflect the merger with FFI, because obtaining this information was not feasible at this date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     This report contains or may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements of AdvancePCS's and management's expectations, intentions, plans and beliefs, including those contained in or implied by "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to Consolidated Financial Statements. These forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, are dependent on certain events, risks and uncertainties that may be outside our control. These forward-looking statements may include statements of management's plans and objectives for our future operations and statements of future economic performance; our capital budget and future capital requirements and AdvancePCS meeting our future capital needs, and the assumptions described in this report underlying such forward-looking statements. Actual results and developments could differ materially from those expressed in or implied by such statements due to a number of factors, including those described in the context of such forward-looking statements and the factors set forth in our Form 10-K and Form 10-Q under the caption "Risk Factors." All subsequent written and oral forward-looking statements attributable to AdvancePCS or persons acting on our behalf are expressly qualified in their entirety by this section.

OVERVIEW

     We group the revenues from our health benefit management services into three categories: data, mail, and clinical services.

     o Data services. In 1992, we established a retail pharmacy network, that currently consists of over 58,000 retail pharmacies nationwide and began to provide on-line claims processing services. Under some of our customer contracts, we contract directly with the retail pharmacies in our national network. When we have an independent obligation to pay our own network of retail pharmacy providers for the drugs dispensed, meaning we are "at risk," we include payments from plan sponsors for the drug cost and the claims processing fees as revenues. We record payments we make to our retail pharmacy providers as cost of revenues. Under other contracts, we manage a network of pharmacies that are under direct contract with certain of our customers. For those plan sponsors that have established their own pharmacy network, we administer the plan sponsors' network pharmacy contracts. The plan sponsors have the independent obligation to fund payment to those pharmacies under contract and the plan sponsors are "at-risk" for the payment for drugs dispensed; we record only the claims processing fees as revenues. New customers that use our network, where we record both claims processing fees and costs of drugs as revenues, will generate higher revenues than new customers that use their own networks, where we only record claims processing fees as revenues. Thus, while a customer who uses our network may contribute the same gross profit in terms of dollars as a customer that uses its own network, gross profit as a percentage of revenue will be lower for customers using our network because of the higher level of revenue we recognize.

     o Mail services. We derive mail services revenues from the sale of pharmaceuticals to members of our customers' health plans. These revenues include the cost of the pharmaceuticals plus a dispensing fee.

     o Clinical services. We have historically derived our clinical revenues primarily from formulary rebates and volume discounts received from pharmaceutical manufacturers. Some of these revenues are based on estimates that are subject to final settlement with the manufacturer. In addition, we generate clinical revenues from our comprehensive disease management programs. We also include our newly acquired clinical trial and medical outcomes research businesses in our clinical services revenues.

Our cost of revenues includes product costs and other direct costs associated with the dispensing of prescription drugs and the provision of claims processing and clinical services.

Effective October 2, 2000, Advance Paradigm, Inc. ("API") acquired all of the equity of PCS Health Systems, Inc. ("PCS"). The aggregate purchase price paid by API was $1.0 billion, of which API paid Rite Aid Corporation

("Rite Aid"), the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in API convertible preferred stock. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. ("JLL"). The acquisition of PCS will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS will be recorded as goodwill.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated financial data as a percentage of revenues.

                                                                          YEAR ENDED MARCH 31,
                                                                 -------------------------------------
                                                                   1998           1999          2000
                                                                 --------       --------      --------
         STATEMENT OF OPERATIONS DATA:
         Revenues:
           Data services ...................................       64.7%          66.1%         76.1%
           Mail services ...................................       15.0           15.2           9.1
           Clinical services ...............................       20.3           18.7          14.8
                                                                  -----          -----         -----
                   Total revenues ..........................      100.0          100.0         100.0
         Cost of operations:
           Cost of revenues ................................       94.3           95.1          96.3
           Selling, general, and administrative expenses ...        3.6            2.5           1.8
                                                                  -----          -----         -----
                   Total cost of operations ................       97.9           97.6          98.1
                                                                  -----          -----         -----
         Operating income ..................................        2.1            2.4           1.9
         Interest income (expense), net ....................        0.5            0.3          (0.1)
         Merger costs ......................................       (0.1)            --            --
         Provision for income taxes ........................        0.9            1.0           0.6
                                                                  -----          -----         -----
         Net income ........................................        1.6%           1.7%          1.2%
                                                                  =====          =====         =====

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

    REVENUES. Our revenues for fiscal year 2000 increased by $1.2 billion, or 141.7%, compared to revenues for fiscal year 1999. The number of individuals we managed continued to increase in fiscal year 2000 as we obtained new customers including our largest customer, FHS, whose service agreement began April 1, 1999. In addition, our current customers continued to increase their membership and utilization levels. New customer contracts resulted from increased marketing efforts and the expansion of our sales and marketing department. Contracts with new customers in fiscal year 2000 generally included all pharmacy benefit management products we offer, including claims processing, mail, and clinical services.

    Our revenues from data services increased $990.9 million, or 178.3%, compared to the prior year. The increase resulted from the addition of new contracts including the service agreement with FHS and an increase in use of our services by existing customers. The increase in new individuals resulted in an increase in pharmacy claims processed from 50.6 million in fiscal year 1999 to
81.2 million in fiscal year 2000, a 60.5% increase. Virtually all of the new fiscal year 2000 customer contracts use our pharmacy network including FHS, which has shifted a larger percentage of our total revenues to claims processing. Revenues from mail services increased $56.8 million, or 44.6%, compared to the prior year. The increase resulted primarily from the new individuals added during fiscal year 2000. The increase in new individuals resulted in an increase in mail prescriptions dispensed from 1.3 million in fiscal year 1999 to 1.7 million in fiscal year 2000, a 30.8% increase. Revenues from clinical services increased $143.1 million, or 91.2%, compared to the prior year. The increase resulted primarily from the new individuals added and the additional claims processed during fiscal year 2000 compared to the prior year.

    COST OF REVENUES. Our cost of revenues for fiscal year 2000 increased by $1.2 billion, or 144.7%, compared to the prior fiscal year. This increase primarily resulted from the additional costs associated with our claims processing growth and the new customers, including FHS, that are using our retail pharmacy network. As a percentage of revenues, cost of revenues was 96.3% in fiscal year 2000 compared to 95.1% in fiscal year 1999.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Our selling, general, and administrative expense for fiscal year 2000 increased by $17.8 million, or 84.7%, compared to fiscal year 1999. This increase was primarily the result of our acquisition of FHPS and the related amortization expense associated with the intangible assets acquired. In addition, further expansion in management, sales, and marketing contributed to the increase. In spite of the increase, selling, general and administrative expenses as a percentage of revenues decreased from 2.5% in fiscal year 1999 to 1.8% in fiscal year 2000 as the result of greater economies of scale and due to the increase in revenues associated with our claims processing services. Additional revenues generated by customers using our network pharmacy providers typically do not result in an increase in selling, general, and administrative expenses.

    INTEREST INCOME AND INTEREST EXPENSE. Our interest expense, net of interest income, was $2.9 million in fiscal year 2000. We incurred no interest expense in fiscal year 1999 since we had no outstanding indebtedness until March 31, 1999, and had $2.9 million in interest income. Interest expense increased as the result of the acquisition of FHPS on March 31, 1999, and the related bank borrowings throughout fiscal year 2000.

    INCOME TAXES. In fiscal years 2000 and 1999, our income tax expense approximated an effective tax rate of 38%.

FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

    REVENUES. Our revenues for fiscal year 1999 increased by $315.7 million, or 60.3%, compared to revenues for fiscal year 1998. The number of individuals we managed continued to increase in fiscal year 1999 as we obtained new customers and our current customers continued to increase their membership and utilization levels. New customer contracts resulted from increased marketing efforts and the expansion of our sales and marketing department. Contracts with new customers in fiscal year 1999 generally included all pharmacy benefit management products we offer, including claims processing, mail and clinical services.

    Our revenues from claims processing increased $216.3 million, or 63.9%, compared to the prior year. The increase resulted from the addition of new individuals and an increase in use of our services by existing customers. The increase in new individuals resulted in an increase in pharmacy claims processed from 38.3 million in fiscal year 1998 to 50.6 million in fiscal year 1999, a 32.1% increase. Virtually all of the new fiscal year 1999 customer contracts use our pharmacy network, which has shifted a larger percentage of our total revenues to claims processing. Revenues from mail services increased $48.9 million, or 62.5%, compared to the prior year. The increase resulted primarily from the new individuals added during fiscal year 1999. The increase in new individuals resulted in an increase in mail prescriptions dispensed from 839,000 in fiscal year 1998 to 1.3 million in fiscal year 1999, a 54.9% increase. Revenues from clinical services increased $50.4 million, or 47.4%, compared to the prior year. The increase resulted primarily from the new individuals added and the additional claims processed during fiscal year 1999 compared to the prior year.

    COST OF REVENUES. Our cost of revenues for fiscal year 1999 increased by $304.5 million, or 61.7%, compared to the prior fiscal year. This increase primarily resulted from the additional costs associated with our claims processing growth and the new customers that are using our retail pharmacy network. As a percentage of revenues, cost of revenues was 95.1% in fiscal year 1999 compared to 94.3% in fiscal year 1998.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expense for fiscal year 1999 increased by $2.1 million, or 10.8%, compared to fiscal year 1998. This increase was the result of our expansion of our sales and marketing activities, as well as increases in administrative and support staff levels and salaries and benefits in response to volume growth in all programs. In spite of the increase, selling, general, and administrative expenses as a percentage of revenues decreased from 3.6% in fiscal year 1998 to 2.5% in fiscal year 1999 as the result of greater economies of scale and due to the increase in revenues associated with our claims processing services. Additional revenues generated by customers using our network pharmacy providers typically do not result in an increase in selling, general, and administrative expenses.

    INTEREST INCOME AND INTEREST EXPENSE. Our interest income, net of interest expense, was $2.9 million in fiscal year 1999 and $2.3 million in fiscal year 1998. We incurred no interest expense in fiscal year 1999 since we had no outstanding indebtedness until March 31, 1999. We maintained higher cash balances during the first eight months of fiscal year 1999 compared to fiscal year 1998. In December 1998, we purchased Baumel-Eisner Neuromedical Institute for $25.0 million; therefore, interest income declined in the fourth quarter of fiscal year 1999 compared to the first three quarters. We invest our excess cash in money market funds and high-grade commercial paper.

    INCOME TAXES. In fiscal years 1999 and 1998, our income tax expense approximated an effective tax rate of 38%.


LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 2000, we had working capital of $12.1 million. While we have $247.4 million of accounts payable, the majority of these obligations are not due until cash is collected from our customers. Our net cash provided by operating activities was $17.3 million, $29.6 million, and $31.2 million for the fiscal years ended 1998, 1999, and 2000, respectively. The significant increases in net cash provided by operating activities resulted primarily from the income we generated and due to the timing of receivables and payables resulting from our continued growth. Cash we used in investing activities was $6.8 million, $97.6 million and $22.8 million for the fiscal years ended 1998, 1999, and 2000, respectively. Such investing activities included purchases of property, plant, and equipment associated with growth and expansion of our systems and facilities, as well as cash paid for acquisitions. In December 1998, we used $24.7 million, net of cash acquired, for the acquisition of Baumel-Eisner Neuromedical Institute, Inc. In March 1999, we used $65.0 million, net of $5.0 million cash acquired, for the acquisition of Foundation Health Pharmaceutical Services.

    Historically, we have been able to fund our operations and continued growth through cash flow from operations. In fiscal years 1998, 1999, and 2000, our operating cash flow funded our capital expenditures and our short-term excess cash was invested in money market funds and high grade commercial paper. We anticipate that cash flow from operations, combined with our current cash balances and amounts available under our credit facility, will be sufficient to meet our internal operating requirements and expansion programs, including capital expenditures, for at least the next 18 months. However, if we successfully continue our expansion, acquisition, and alliance plans, we may be required to seek additional debt or equity financing in order to achieve these plans.

    CREDIT FACILITY

    On March 31, 1999, we entered into a senior revolving credit facility with a group of lenders. The credit facility consists of a $75.0 million, three year revolving credit facility. On March 31, 1999, we borrowed $50.0 million under the credit facility to fund the acquisition of Foundation Health Pharmaceutical Services. Each of our subsidiaries has guaranteed the credit facility. The lenders received a first priority security interest in our subsidiaries' capital stock and negative pledges on accounts receivable and other assets.

    Interest on the credit facility accrues at a specified margin above the London Interbank Offered Rate, or "LIBOR", or an alternate base rate. The alternate base rate is the bank's prime rate or the federal funds rate plus 0.5%. For LIBOR loans the applicable margin is 1.375% per annum as of March 31, 2000, and the effective interest rate is 7.435%.

    The credit facility contains usual and customary affirmative and negative covenants, including limitations on liens, debts, dividends, capital expenditures, mergers, acquisitions, and sale of assets. Covenants also include a specified minimum net worth, maximum leverage ratio and a minimum interest coverage ratio. The credit facility contains customary events of default including:

    o   nonpayment of principal, interest, fees, or other amounts;

    o   violation of covenants;

    o   inaccuracy of representations and warranties;

    o   default under other indebtedness;

    o   bankruptcy and other insolvency events;

    o   material judgements;

    o   ERISA matters; and

    o   change of control without the lender's prior written consent.

    In fiscal 2000, the Company exceeded the limit for capital expenditures as required by covenant. The Company received a waiver from the lenders for this covenant violation.

    SUBSEQUENT ACQUISITION AND FINANCING

    In conjunction with the API acquisition of PCS the Company obtained an $825 million senior secured credit facility which includes a $175.0 million revolving credit facility, $100 million interim revolving credit facility, and two term notes totaling $550.0 million. The term notes are due on October 2, 2005 and October 2, 2007. The $175 million revolving credit facility accrues interest at LIBOR plus 3%. The term notes accrue interest at LIBOR plus 3% and LIBOR plus 3.5%. The Company intends to refinance the $100 million interim revolving credit facility with a collateralized accounts receivable facility by January 2001. The secured credit facility replaced the $75.0 million, three year revolving credit facility. The senior secured credit facility contains covenants which are typical for this type of document. In addition, API issued to Rite Aid $200 million in senior subordinated notes that accrue interest at 11% through April 2002, 12% from April 2002 to October 2002 and 13% thereafter. The senior subordinated notes issued to Rite Aid have been guaranteed by all of the subsidiaries of API. Each subsidiary is 100% owned. The guarantees are full, unconditional, joint and several. There are no restrictions on the ability of the subsidiary guarantors to pay dividends, make loans or advances to the parent. API also issued Rite Aid $125 million in convertible preferred stock, convertible into a class B common stock. In addition, API issued $150 million in common stock and preferred convertible stock to JLL.

RECENT ACCOUNTING PRONOUNCEMENTS

    We adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," effective April 1, 1998. This pronouncement changes the requirements under which public businesses must report segment information. The objective of the pronouncement is to provide information about a company's different types of business activities and different economic environments. SFAS 131 requires companies to select segments based on their internal reporting system. We provide integrated health benefit management services to our customers, and these services account for substantially all of our net revenues. Such services are typically negotiated under one contract with the customer. Therefore, our operations will continue to be reported in one segment.

    In June 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. In addition, SFAS 133 specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. We do not have any derivatives and SFAS 133 does not have a material impact on our financial position or disclosures. SFAS 133, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date -- an Amendment of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB Statement No. 133," is effective beginning in fiscal year March 31, 2002.

    In December 1999, the SEC staff issued SAB 101 "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective in our fourth fiscal quarter of 2001. Management is currently evaluating the impact of adopting SAB 101.

IMPACT OF INFLATION

    Changes in prices charged by manufacturers and wholesalers for pharmaceuticals we dispense affect our cost of revenues. Historically, we have been able to pass the effect of such price changes to our customers under the terms of our agreements. As a result, changes in pharmaceutical prices due to inflation have not adversely affected our company.

YEAR 2000 READINESS DISCLOSURE

    Our operations require our computer systems and information technology to work effectively. In fiscal year 1998, we began addressing the year 2000 issue by forming a year 2000 project team. The year 2000 issue is the result of computer programs written using two digits rather than four digits to define "date" fields. Information systems have time-sensitive operations that, as a result of this date field limitation, could disrupt business activities in the normal business cycle. For example, some computers that are not year 2000 compliant may interpret the year 2000 as the year 1900. This treatment could result in significant miscalculations when processing critical date-sensitive information relating to dates after December 31, 1999.

    As of the date of this filing, we have experienced no year 2000 issues that have materially impacted our results of operations or financial condition. However, we will continue to monitor all year 2000 related issues.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Advance Paradigm, Inc.:

         We have audited the accompanying consolidated balance sheets of Advance Paradigm, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Paradigm, Inc. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                        ARTHUR ANDERSEN LLP



Dallas, Texas,
  October 19, 2000

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                   March 31,
                                                                         -----------------------------
                                                                             1999             2000
                                                                         ------------     ------------

                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                            $ 45,895,000     $ 55,243,000
    Accounts receivable, net of allowance for doubtful accounts of
      $371,000 and $1,248,000, respectively                               130,642,000      200,288,000
    Inventories                                                             4,015,000        5,965,000
    Prepaid expenses and other                                              1,701,000        3,241,000
                                                                         ------------     ------------
     Total current assets                                                 182,253,000      264,737,000

PROPERTY AND EQUIPMENT, net of accumulated depreciation
    and amortization of $8,942,000 and $14,311,000, respectively           15,794,000       33,107,000
INTANGIBLE ASSETS, net of accumulated amortization of
    $2,191,000 and $6,078,000, respectively                               105,041,000      101,154,000
OTHER ASSETS                                                                  928,000        7,740,000
                                                                         ------------     ------------
      Total assets                                                       $304,016,000     $406,738,000
                                                                         ------------     ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                     $174,332,000     $242,440,000
    Accrued salaries and benefits                                           3,780,000        5,386,000
    Other accrued expenses                                                  3,940,000        4,803,000
                                                                         ------------     ------------
      Total current liabilities                                           182,052,000      252,629,000

NONCURRENT LIABILITIES:
    Long-term debt                                                         50,000,000       50,000,000
    Deferred income taxes                                                   2,597,000        3,904,000
    Other noncurrent liabilities                                              594,000        2,161,000
                                                                         ------------     ------------
      Total liabilities                                                   235,243,000      308,694,000
                                                                         ------------     ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value;
      4,995,000 shares authorized, none issued and outstanding                     --               --
    Series B convertible preferred stock, $.01 par value; 5,000
      shares authorized, no shares issued and outstanding                          --               --
    Common stock, $.01 par value; 50,000,000 shares authorized,
      24,556,898 and 25,017,154, shares issued and outstanding
      at March 31, 1999 and 2000, respectively                                246,000          250,000
    Additional paid-in capital                                             48,795,000       58,927,000
    Treasury stock                                                                 --               --
    Accumulated earnings                                                   19,732,000       38,867,000
                                                                         ------------     ------------
      Total stockholders' equity                                           68,773,000       98,044,000
                                                                         ------------     ------------
      Total liabilities and stockholders' equity                         $304,016,000     $406,738,000
                                                                         ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Year Ended March 31,
                                                       -----------------------------------------------------------
                                                             1998                  1999                 2000
                                                       ----------------      ----------------     ----------------

REVENUES                                               $    523,525,000      $    839,208,000     $  2,028,737,000
                                                       ----------------      ----------------     ----------------

COST OF OPERATIONS:
   Cost of revenues                                         493,719,000           798,249,000        1,953,235,000
   Selling, general, and administrative expenses             18,955,000            21,006,000           38,793,000
                                                       ----------------      ----------------     ----------------
         Total cost of operations                           512,674,000           819,255,000        1,992,028,000
                                                       ----------------      ----------------     ----------------
   Operating income                                          10,851,000            19,953,000           36,709,000
INTEREST INCOME                                               2,950,000             2,860,000            1,064,000
LOSS ON DISPOSAL OF ASSET                                            --                    --             (160,000)
INTEREST EXPENSE                                                (67,000)                   --           (3,943,000)
MERGER COSTS                                                   (689,000)                   --                   --
                                                       ----------------      ----------------     ----------------
INCOME BEFORE INCOME TAXES                                   13,045,000            22,813,000           33,670,000

PROVISION FOR INCOME TAXES                                    4,957,000             8,669,000           12,794,000
                                                       ----------------      ----------------     ----------------

NET INCOME                                             $      8,088,000      $     14,144,000     $     20,876,000
                                                       ================      ================     ================

BASIC:
   NET INCOME AVAILABLE TO COMMON
     STOCKHOLDERS                                      $      7,888,000      $     14,144,000     $     20,876,000
   NET INCOME PER SHARE                                $           0.38      $           0.59     $           0.84
   WEIGHTED AVERAGE SHARES OUTSTANDING                       21,011,508            24,004,290           24,760,163

DILUTED:
   NET INCOME AVAILABLE TO COMMON
    STOCKHOLDERS                                       $      8,088,000      $     14,144,000     $     20,876,000
   NET INCOME PER SHARE                                $           0.31      $           0.53     $           0.75
   WEIGHTED AVERAGE SHARES OUTSTANDING                       26,201,838            26,876,202           27,737,216


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1998, 1999, and 2000

                                                                                      Series B
                                                 Common Stock                      Preferred Stock
                                         -----------------------------     ------------------------------
                                            Number                            Number
                                              of                                of
                                            Shares           Amount           Shares            Amount
                                         ------------     ------------     ------------      ------------

BALANCE, March 31, 1997
Giving Effect to the merger with FFI       20,853,790     $    209,000            4,444      $         --
    Comprehensive income and
      Net income                                   --               --               --                --
    Distributions to owners                        --               --               --                --
    Issuance of Common Stock
      in connection with the
      exercise of stock options
      and warrants                            455,154            5,000               --                --
    Dividends on Series B
      Preferred Stock                              --               --               --                --
                                         ------------     ------------     ------------      ------------
BALANCE, March 31, 1998                    21,308,944          214,000            4,444                --
    Comprehensive income and
      Net income                                   --               --               --                --
    Distributions to owners                        --               --               --                --
    Issuance of Common Stock
      in connection with the
      conversion of Series B
      Preferred Stock                       2,222,222           22,000           (4,444)               --
    Issuance of Common Stock
      in connection with the
      exercise of stock options
      and warrants                          1,025,732           10,000               --                --
    Purchase of treasury stock                     --               --               --                --
    Tax benefit relating to exercise
      of employee stock options
      and other                                    --               --               --                --
    Issuance of warrants                           --               --               --                --
                                         ------------     ------------     ------------      ------------
BALANCE, March 31, 1999                    24,556,898          246,000               --                --
    FFI activity during the
      unreported period
      (see Note 2)-
    Comprehensive income and
      Net income                                   --               --               --                --
    Distributions to owners                        --               --               --                --
                                         ------------     ------------     ------------      ------------
ADJUSTED BALANCE,
    March 31, 1999                         24,556,898          246,000               --                --
    Comprehensive income and
      Net income                                   --               --               --                --
    Distributions to owners                        --               --               --                --
    Issuance of Common Stock
      in connection with the
      exercise of stock options
      and warrants                            228,372            2,000               --                --
    Tax benefit relating to exercise
      of employee stock options
      and other                                    --               --               --                --
    Investment in CHI                         231,884            2,000               --                --
    Issuance of common stock
      in connection with the
      creation of Mature Rx
      and HMN                                      --               --               --                --
                                         ------------     ------------     ------------      ------------
BALANCE, March 31, 2000                    25,017,154     $    250,000               --      $         --
                                         ============     ============     ============      ============




                                          Additional       Accumulated
                                           Paid-In           Earnings
                                           Capital           (Deficit)          Total
                                         ------------      ------------      ------------

BALANCE, March 31, 1997
Giving Effect to the merger with FFI     $ 42,788,000      $   (743,000)     $ 42,254,000
    Comprehensive income and
      Net income                                   --         8,088,000         8,088,000
    Distributions to owners                        --           (56,000)          (56,000)
    Issuance of Common Stock
      in connection with the
      exercise of stock options
      and warrants                            251,000                --           256,000
    Dividends on Series B
      Preferred Stock                              --          (200,000)         (200,000)
                                         ------------      ------------      ------------
BALANCE, March 31, 1998                    43,039,000         7,089,000        50,342,000
    Comprehensive income and
      Net income                                   --        14,144,000        14,144,000
    Distributions to owners                        --        (1,266,000)       (1,266,000)
    Issuance of Common Stock
      in connection with the
      conversion of Series B
      Preferred Stock                         (22,000)               --                --
    Issuance of Common Stock
      in connection with the
      exercise of stock options
      and warrants                          2,415,000                --         2,425,000
    Purchase of treasury stock                (14,000)         (236,000)         (250,000)
    Tax benefit relating to exercise
      of employee stock options
      and other                               877,000             1,000           878,000
    Issuance of warrants                    2,500,000                --         2,500,000
                                         ------------      ------------      ------------
BALANCE, March 31, 1999                    48,795,000        19,732,000        68,773,000
    FFI activity during the
      unreported period
      (see Note 2)-
    Comprehensive income and
      Net income                                   --           509,000           509,000
    Distributions to owners                        --          (300,000)         (300,000)
                                         ------------      ------------      ------------
ADJUSTED BALANCE,
    March 31, 1999                         48,795,000        19,941,000        68,982,000
    Comprehensive income and
      Net income                                   --        20,876,000        20,876,000
    Distributions to owners                        --        (1,950,000)       (1,950,000)
    Issuance of Common Stock
      in connection with the
      exercise of stock options
      and warrants                          1,567,000                --         1,569,000
    Tax benefit relating to exercise
      of employee stock options
      and other                             3,323,000                --         3,323,000
    Investment in CHI                       4,998,000                --         5,000,000
    Issuance of common stock
      in connection with the
      creation of Mature Rx
      and HMN                                 244,000                --           244,000
                                         ------------      ------------      ------------
BALANCE, March 31, 2000                  $ 58,927,000      $ 38,867,000      $ 98,044,000
                                         ============      ============      ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Year Ended March 31,
                                                                 ------------------------------------------------
                                                                     1998              1999              2000
                                                                 ------------      ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                    $  8,088,000      $ 14,144,000      $ 20,876,000
   Adjustments to reconcile net income to net
     cash provided by operating activities--
         Depreciation and amortization                              2,469,000         3,836,000         9,110,000
         Loss on disposal of assets                                        --                --           160,000
         Provision for doubtful accounts                               74,000            24,000           484,000
         Deferred income taxes                                        441,000         1,312,000         1,307,000
         Change in certain assets and liabilities--
             Accounts receivable                                  (38,106,000)      (42,973,000)      (75,611,000)
             Inventories                                           (1,028,000)       (1,128,000)       (1,950,000)
             Prepaid expenses and other assets                     (1,606,000)         (953,000)         (588,000)
             Accounts payable, accrued expenses
                and other noncurrent liabilities                   46,930,000        55,298,000        77,401,000
                                                                 ------------      ------------      ------------
             Net cash provided by operating
                 activities                                        17,262,000        29,560,000        31,189,000
                                                                 ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                             (6,795,000)       (7,860,000)      (22,807,000)
    Purchase of subsidiaries, net of cash acquired                         --       (89,701,000)               --
                                                                 ------------      ------------      ------------
             Net cash used in investing activities                 (6,795,000)      (97,561,000)      (22,807,000)
                                                                 ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of Common Stock                         256,000         2,425,000         1,811,000
   Proceeds from borrowings                                           709,000        50,000,000        37,000,000
   Payments on long-term obligations                               (1,608,000)          (10,000)      (37,000,000)
   Capital lease obligations                                           36,000           (21,000)           22,000
   Distributions to owners                                            (56,000)       (1,266,000)       (1,950,000)
   Purchase of treasury shares                                             --          (250,000)               --
   Payment of preferred stock dividend                               (200,000)               --                --
                                                                 ------------      ------------      ------------
             Net cash provided by (used in)
               financing activities                                  (863,000)       50,878,000          (117,000)
                                                                 ------------      ------------      ------------

NET INCREASE IN CASH DURING UNREPORTED PERIOD (SEE NOTE 2)                 --                --         1,083,000
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                 9,604,000       (17,123,000)        9,348,000
CASH AND CASH EQUIVALENTS,
   beginning of year                                               53,414,000        63,018,000        45,895,000
                                                                 ------------      ------------      ------------
CASH AND CASH EQUIVALENTS,
   end of year                                                   $ 63,018,000      $ 45,895,000      $ 55,243,000
                                                                 ============      ============      ============

SUPPLEMENTARY INFORMATION:
   Cash paid for interest                                        $     67,000      $         --      $  3,943,000
   Cash paid for income taxes                                    $  5,100,000      $  5,900,000      $  7,000,000


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   GENERAL:

     Advance Paradigm, Inc. and Subsidiaries (the "Company" or "API"), a Delaware corporation, is a leading independent provider of health benefit management services, providing integrated pharmacy benefit management, disease management, clinical trials and research and web-based marketing support and other health related programs. The Company markets its services to managed care organizations, third-party health plan administrators, insurance companies, government agencies, employer groups and labor union-based trusts. In addition, the Company transacts business with pharmaceutical manufacturers as both suppliers and customers. During the year ended March 31, 1999, the Company purchased two companies for cash. Foundation Health Pharmaceutical Services, Inc. ("FHPS") was acquired on March 31, 1999, for $70 million. FHPS was the pharmacy benefit management business of Foundation Health Systems, Inc. ("FHS"). On December 1, 1998, Baumel-Eisner Neuromedical Institute ("Baumel-Eisner") was acquired for $25 million. Baumel-Eisner was a privately held clinical trials company based in South Florida. (See Note 3)

     FFI Health Services, acquired on July 5, 2000, is a privately held health benefit management and direct-to-consumer pharmaceutical marketing services company. FFI Health Services includes the operations of the affiliated companies, First Florida International Holdings, Inc., Phoenix Communications International, Inc., Innovative Pharmaceutical Strategies, Inc., HMN Health Services, and Mature Rx Plus of Nevada, Inc. (collectively "FFI"). FFI, based in Cleveland, Ohio, offers several pharmacy-related product lines marketed under the names aVidaRx(C), femScript(C), MatureRx(C), and MatureRx(C)-Plus to under-insured or uninsured individuals, women, and senior citizens. In addition, FFI provides prescription benefit management services to employees and third party administrators.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

     The accompanying consolidated financial statements give retroactive effect, for all periods presented, to the combination of API and FFI on July 5, 2000, which has been accounted for as a pooling of interests.

     The consolidated balance sheets include API's historical balance sheets as of March 31, 1999 and 2000, and the corresponding FFI balance sheets at December 31, 1998 and March 31, 2000.

     The consolidated statements of operations, stockholders' equity and cash flows include API's historical statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000, and the corresponding historical statements of operations, stockholders' equity, and cash flows of FFI for each of the two years in the period ended December 31, 1998 and the historical statements for the fiscal year ended March 31, 2000. The three month period from January 1, 1999 through March 31, 1999, (the "unreported period"), including $13,330,000 and $509,000 in revenues and net income of FFI, respectively, is not reported in the consolidated financial statements. In accordance with APB Opinion No. 16, "Accounting for Business Combinations", the unreported period is included in the beginning retained earnings of the consolidated balance sheet as of March 31, 2000, to conform the year ends of API and FFI. The consolidated statements of stockholders' equity reflect the exchange of all outstanding FFI common shares for the 3.5 million shares of API Common Stock as if such exchange happened at April 1, 1998. (see Note 3).

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents include overnight investments, money market accounts, and high-grade commercial paper with original maturities of three months or less.

Inventories

     Inventories consist of purchased pharmaceuticals stated at the lower of cost or market under the first-in, first-out method.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives ranging from three to twenty years. Amortization of leasehold improvements is computed over the lives of the assets or the lease terms, whichever is shorter. Major renewals and betterments are added to the property and equipment accounts while costs of repairs and maintenance are charged to operating expenses in the period incurred. The cost of assets retired, sold, or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resultant gain or loss, if any, is reflected in the statement of operations.

Intangible Assets

     Intangible assets consist of goodwill, customer contracts acquired, and noncompete agreements. Goodwill represents the excess of cost over the estimated fair value of tangible net assets acquired. Goodwill is amortized on a straight-line basis over periods from 25 to 40 years with a weighted average of 29 years. Customer contracts and noncompete agreements are amortized over 10 to 15 years. Amortization expense was approximately $346,000, $691,000 and $3,887,000 in the years ended March 31, 1998, 1999, and 2000, respectively, and is included in selling, general and administrative expenses.

Other Assets

     In the year ended March 31, 2000, the Company issued 231,884 shares of its Common Stock to acquire a 19 percent interest in Consumer Health Interactive, Inc. ("CHI"). The $5,000,000 investment is reflected in other assets.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

Impairment of Long-Lived Assets

     The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets, including goodwill, may warrant revision or that the remaining balance of an asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying amount of the asset from expected future cash flows on an undiscounted basis. If the assessment indicates that the carrying amount of the asset exceeds the undiscounted cash flows, an impairment has occurred. The impairment is calculated as the total by which the carrying amount of the asset exceeds its fair value. The fair value of long-lived assets and goodwill is estimated based on quoted market prices, if available, or the expected total value of the cash flows on a discounted basis. The Company recorded no impairment charges in fiscal 1998, 1999, or 2000.

Fair Value of Financial Instruments

     The carrying values of cash, receivables, payables, and accrued liabilities approximate the fair values of these instruments because of their short-term maturities. The fair value of the Company's bank debt, which approximates the carrying value, was estimated at current rates for similar debt with similar maturity.

Other Noncurrent Liabilities

     Other liabilities is comprised of deposits from certain customers in connection with pharmacy benefit contracts.

Revenue Recognition

     Revenues from the dispensing of pharmaceuticals from the Company's mail service pharmacy are recognized when each prescription is shipped. Revenues from sales of prescription drugs by pharmacies in the Company's nationwide network and claims processing fees are recognized when the claims are adjudicated. At the point-of-sale, the pharmacy claims are adjudicated using the Company's on-line claims processing system. When the Company has an independent obligation to pay its network pharmacy providers, the Company includes payments from plan sponsors for these benefits as revenues and payments to its pharmacy providers as cost of revenues. If the Company is only administering plan sponsors' network pharmacy contracts, the Company records the claims processing service fees as revenues. Rebate revenues are recognized as they are earned in accordance with contractual agreements. Certain of these revenues are based on estimates which are subject to final settlement with the contract party. These estimates are reviewed and revised as settled. Revenues from certain disease management and health benefit management products are reimbursed at predetermined contractual rates based on the achievement of certain milestones.

Cost of Revenues

     Cost of revenues includes product costs, pharmacy claims payments, and other direct costs associated with the sale and dispensing of prescriptions. Certain of these expenses are recognized based on estimates which are subject to final settlement with the contract party. These estimates are reviewed and revised as settled.

Stock Split

     On October 12, 1999, the Company announced a two-for-one stock split, effected in the form of a stock dividend of the Company's common stock. The record date was November 11, 1999, and the date of payment was November 30, 1999. Financial information and stock prices contained throughout the Form 10-K have been retroactively adjusted to reflect the impact of the stock split in all periods presented.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

Net Income Per Share

     Net income per share is computed using the weighted average number of common and dilutive shares outstanding during the period. A reconciliation of the numerators and denominators of the basic and diluted per-share computations follows:

                                                                         YEAR ENDED MARCH 31,
                                                            ----------------------------------------------
                                                                1998             1999             2000
                                                            ------------     ------------     ------------

BASIC
Numerator:
Net income                                                  $  8,088,000     $ 14,144,000     $ 20,876,000
Preferred stock dividends                                        200,000               --               --
                                                            ------------     ------------     ------------
                                                            $  7,888,000     $ 14,144,000     $ 20,876,000
                                                            ============     ============     ============
Denominator:
Weighted average common stock outstanding                     21,011,508       24,004,290       24,760,163
                                                            ============     ============     ============

Net income per share                                        $       0.38     $       0.59     $       0.84
                                                            ============     ============     ============

DILUTED
Numerator:
Net income                                                  $  8,088,000     $ 14,144,000     $ 20,876,000
                                                            ============     ============     ============

Denominator:
Weighted average common stock outstanding                     21,011,508       24,004,290       24,760,163
Other Dilutive Securities:
Series B preferred stock                                       2,222,222           73,260               --
Options and warrants using the treasury stock method           2,968,108        2,798,652        2,977,053
                                                            ------------     ------------     ------------

Weighted average shares outstanding                           26,201,838       26,876,202       27,737,216
                                                            ============     ============     ============

Net income per share                                        $       0.31     $       0.53     $       0.75
                                                            ============     ============     ============

Reclassification

     Certain prior year amounts have been reclassified to conform with current year presentation.

Recent Accounting Pronouncements

     The Company has adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," effective April 1, 1998. This pronouncement changes the requirements under which public businesses must report segment information. The objective of the pronouncement is to provide information about a company's different types of business activities and different economic environments. SFAS 131 requires companies to select segments based on their internal reporting system. The Company provides integrated health benefit management services to our customers, and these services account for substantially all of the Company's revenues. Such services are typically negotiated under one contract with the customer; therefore, the Company's operations will continue to be reported in one segment.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

         In June 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. In addition, SFAS 133 specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. The Company does not have any derivatives and SFAS 133 does not have a material impact on the Company's financial position or disclosures. SFAS 133, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date -- an Amendment of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB Statement No. 133," is effective beginning in fiscal year March 31, 2002.

     In December 1999, the SEC staff issued SAB 101 "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective in our fourth fiscal quarter of 2001. Management is currently evaluating the impact of adopting SAB 101.

3.   ACQUISITIONS

     Effective October 1, 2000, Advance Paradigm, Inc. ("API") acquired all of the equity of PCS Health Systems, Inc. ("PCS"). The aggregate purchase price paid by API was $1.0 billion, of which API paid Rite Aid Corporation ("Rite Aid"), the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in API convertible preferred stock. The senior subordinated notes issued to Rite Aid have been guaranteed by all of the subsidiaries of API. Each subsidiary guarantor is 100% owned. The guarantees are full, unconditional, joint and several. There are no restrictions on the ability of the subsidiary guarantors to pay dividends, make loans or advances to the parent. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. ("JLL"). The acquisition of PCS will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS will be recorded as goodwill. The portion of the purchase price allocated to the net identifiable assets and goodwill is preliminary and subject to revision following the results of an appraisal and further identification of intangible assets.

     The following unaudited pro forma information presents the results of operations of the Company as if the PCS acquisition had taken place at the beginning of the period presented (in thousands, except per share amounts):

                                                              2000
                                                          ------------

         Revenues                                         $  3,293,430
         Net income (loss)                                      (6,571)
         Net income (loss) per share:
           Basic                                          $      (0.23)
           Diluted                                        $      (0.23)
         Weight average shares outstanding:
           Basic                                                28,967
           Diluted                                              28,967

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

     Pro forma information for fiscal years 1998 and 1999 would indicate a significant loss due to the amortization and interest expense and the size of API during that year. Management has concluded that such information provides little relevance to the historical and ongoing operating results of API.

     On March 31, 1999, the Company acquired the outstanding stock of FHPS for $70 million in cash and warrants to purchase 400,000 shares of its $0.01 par value common stock ("Common Stock"). The Company valued such warrants at fair market value based upon the Black-Scholes valuation model. Such warrants are valued at $2.5 million. The acquisition has been accounted for using the purchase method of accounting. The purchase price was allocated to goodwill, certain customer contracts, and other intangible assets. Goodwill was valued at approximately $61.3 million and is being amortized on a straight-line basis over 30 years. Customer contracts were valued at $7.0 million and are being amortized over 15 years.

     The following unaudited pro forma information presents the results of operations of the Company as if the FHPS acquisition had taken place at the beginning of the periods presented (in thousands, except net income per share amounts):

                                                   1998         1999
                                                 --------     --------

Revenues                                         $576,877     $920,196
Net income                                       $  4,210     $ 14,000
Net income per share:
  Basic                                          $   0.20     $   0.58
  Diluted                                        $   0.16     $   0.52
Weighted average shares outstanding:
  Basic                                            21,011       24,004
  Diluted                                          26,202       26,876

     In December 1998, the Company acquired the outstanding stock of Baumel-Eisner for $25 million in cash. The acquisition has been accounted for using the purchase method of accounting. Baumel-Eisner's results have been included in the Company's consolidated statements of operations since December 1998. The purchase price was allocated to the net assets acquired, primarily goodwill, based on their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $24.2 million and is being amortized on a straight-line basis over 25 years.

     In February 1998, the Company completed a merger with Innovative Medical Research, Inc. ("IMR"), a privately held clinical trial and survey research firm based in Towson, Maryland. The Company issued 1,752,156 shares and options to purchase 47,844 shares of its Common Stock in exchange for all the outstanding shares and options of IMR. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB 16"). Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of IMR as though it had always been a part of the Company.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow.

                                   Year Ended March 31,
                                          1998
                                   --------------------
Revenues:
API                                    $515,148,000
IMR                                       8,377,000
                                       ------------
Combined                               $523,525,000
                                       ============

Net income:
API                                    $  7,322,000
IMR                                         766,000
                                       ------------
Combined                               $  8,088,000
                                       ============

     In connection with the merger, the Company recorded in the fourth quarter of fiscal 1998 a charge to operating expenses of $689,000 ($427,000 after taxes, or $.02 per common share on a dilutive basis) for professional fees and other merger-related costs pertaining to the transaction.

     On July 5, 2000, API completed a merger with FFI (the "Combination"). The Company issued 3.5 million shares of its Common Stock in exchange for all the outstanding shares of FFI. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under APB 16. Total Combination related costs and provisions are estimated to be approximately $1,000,000 and will be reflected as an expense in the first post-combination accounting period.

The table below presents a reconciliation of revenues and net income, as reported in the consolidated statements of operations with those previously reported by the Company. The references to API in this table are to the Company's historical operating results prior to the merger with FFI.

                                                                 Fiscal Years Ended
                                                 ----------------------------------------------------
                                                      1998               1999               2000
                                                 --------------     --------------     --------------

Revenues:
     API                                         $  476,664,000     $  774,822,000     $1,968,406,000
     FFI                                             46,861,000         64,386,000         60,331,000
                                                 --------------     --------------     --------------

         Total consolidated revenues             $  523,525,000     $  839,208,000     $2,028,737,000
                                                 ==============     ==============     ==============

Net income:
     API                                         $    7,931,000     $   12,694,000     $   20,555,000
     FFI                                                157,000          1,450,000            321,000
                                                 --------------     --------------     --------------

         Total consolidated net income           $    8,088,000     $   14,144,000     $   20,876,000
                                                 ==============     ==============     ==============

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

4.   PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                           March 31,
                                                               --------------------------------
                                                                    1999              2000
                                                               -------------     --------------

Machinery and equipment................................        $   4,208,000     $    6,332,000
Computer equipment and software........................           13,391,000         29,468,000
Furniture and equipment................................            2,676,000          4,915,000
Leasehold improvements.................................            2,903,000          5,029,000
Land and buildings.....................................            1,558,000          1,674,000
                                                               -------------     --------------
      .................................................           24,736,000         47,418,000
Less--Accumulated depreciation and amortization........           (8,942,000)       (14,311,000)
                                                               -------------     --------------
                                                               $  15,794,000     $   33,107,000
                                                               =============     ==============

5.   DEBT:

     On March 31, 1999, the Company entered into a senior credit facility with a group of lenders. The credit facility consists of a $75 million, 3-year revolving credit facility. On March 31, 1999, the Company borrowed $50 million under the credit facility to fund the acquisition of FHPS. As of March 31, 2000, $50 million is outstanding under the credit facility. Outstanding borrowings will mature on March 31, 2002. Each of the Company's subsidiaries has guaranteed the credit facility. The lenders received a first priority security interest in the subsidiaries' capital stock and negative pledges on accounts receivable and other assets.

     Interest on the credit facility accrues at a specified margin above the London Interbank Offered Rate, or "LIBOR", or an alternate base rate. The alternate base rate is the bank's prime rate or the federal funds rate plus 0.5%. For LIBOR loans the applicable margin is 1.375% per annum as of March 31, 2000, and the effective interest rate is 7.435%.

     The credit facility contains usual and customary affirmative and negative covenants, including limitations on liens, debts, dividends, capital expenditures, mergers, acquisitions, and sale of assets. Covenants also include a specified minimum net worth, maximum leverage ratio, and a minimum interest coverage ratio. In fiscal 2000, the Company exceeded the limit for capital expenditures as required by covenant. The Company received a waiver from the lenders for this covenant violation.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

    In conjunction with the API acquisition of PCS the Company obtained an $825 million senior secured credit facility which includes a $175.0 million revolving credit facility, $100 million interim revolving credit facility, and two term notes totaling $550.0 million. The term notes are due on October 2, 2005 and October 2, 2007. The $175 million revolving credit facility accrues interest at LIBOR plus 3%. The term notes accrue interest at LIBOR plus 3% and LIBOR plus 3.5%. The Company intends to refinance the $100 million interim revolving credit facility with a collateralized accounts receivable facility by January 2001. The secured credit facility replaced the $75.0 million, three year revolving credit facility. The senior secured credit facility contains covenants which are typical for this type of document. In addition, API issued to Rite Aid $200 million in senior subordinated notes that accrue interest at 11% through April 2002, 12% from April 2002 to October 2002 and 13% thereafter. The senior subordinated notes issued to Rite Aid have been guaranteed by all of the subsidiaries of API. Each subsidiary guarantor is 100% owned. The guarantees are full, unconditional, joint and several. There are no restrictions on the ability of the subsidiary guarantors to pay dividends, make loans or advances to the parent. API also issued Rite Aid $125 million in convertible preferred stock, convertible into a class B common stock. In addition, API issued $150 million in common stock and preferred convertible stock to JLL.

6.   LEASES:

     The Company leases office and dispensing facility space, equipment, and automobiles under various operating leases. The Company was obligated to make future minimum payments under noncancelable operating lease agreements as of March 31, 2000, as follows:

Years Ending
  March 31,
------------
    2001 ...................................     $  7,541,000
    2002 ...................................        7,106,000
    2003 ...................................        5,645,000
    2004 ...................................        4,558,000
    2005 ...................................        3,831,000
                                                 ------------
         Total minimum lease payments ......     $ 28,681,000
                                                 ============

     Total rent expense incurred in the years ended March 31, 1998, 1999, and 2000 was approximately $3,518,000, $4,435,000, and $6,302,000, respectively.

7.   COMMITMENTS AND CONTINGENCIES:

     The Company is a party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings currently pending are not, in management's opinion, material either individually or in the aggregate.

     The Company has entered into long-term employment and noncompete agreements with certain management employees. These employment agreements provide for certain minimum payments should the agreements be terminated.

     Various aspects of the Company's businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. Management believes that the Company is in substantial compliance with all existing legal requirements material to the operation of its business; however, the application of complex standards to the detailed operation of the business always creates areas of uncertainty. Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect the Company's business. Management cannot predict what additional federal or state

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES
legislation or regulatory initiatives may be enacted in the future regarding health care, or the business of pharmacy benefit management. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on the Company's business or financial position.

8.   CONCENTRATION OF BUSINESS:

     A significant portion of the Company's revenues result from contracts with customers. These contracts normally have terms from one to ten years with renewal options.

     Effective April 1, 1999, the Company entered into a Pharmacy Benefit Services Agreement with FHS. Under the terms of this ten-year Service Agreement the Company provides pharmacy services to FHS' affiliated health plans. FHS accounted for 38% of the Company's revenues for the year ended March 31, 2000. Another customer of the Company accounted for approximately 21%, 18%, and 8% of the Company's revenues for the years ended March 31, 1998, 1999, and 2000, respectively. Another customer accounted for approximately 15% of the Company's revenues for the year ended March 31, 1998, but revenues from this customer did not exceed 10% of the Company's revenues for the year ended March 31, 1999, or 2000. No other customer accounted for over 10% of the Company's revenues in fiscal years 1998, 1999, or 2000.

9.   STOCK TRANSACTIONS:

Series B Preferred Stock

     On June 25, 1996, the Company issued a total of 4,444 shares of $.01 par value, Series B convertible preferred stock ("Series B Preferred Stock") to a customer at a price of $2,250 per share. Shares of the Series B Preferred Stock could be converted by the holder into 500 fully paid and non-assessable shares of Common Stock. On April 13, 1998, the holder of the Series B Preferred Stock converted all of the shares into 2,222,222 shares of Common Stock.

Common Stock

     On October 7, 1996, the Company amended and restated its Certificate of Incorporation to, among other things, increase the number of authorized shares of its $.01 par value Common Stock to 25,000,000 and the number of shares of its preferred stock to 5,000,000, of which 5,000 shares are designated as Series B Preferred Stock. On October 8, 1996, the Company effected a 250-for-one stock split of the Company's Common Stock. Accordingly, all share and per share amounts have been adjusted to reflect the stock split as though it had occurred at the beginning of the initial period presented.

     At the 1999 Annual Meeting of Stockholders, the Company amended and restated the Certificate of Incorporation to increase the number of authorized shares of its Common Stock to 50,000,000.

    On October 12, 1999, the Company announced a two-for-one stock split, effected in the form of a stock dividend of our Common Stock. The record date was November 11, 1999, and the date of payment was November 30, 1999. Financial information and stock prices contained throughout the financial statements have been adjusted to retroactively reflect the impact of the stock split.

     On October 8, 1996, the Company completed the offering ("Offering") of its Common Stock. The Company sold 4,794,134 shares of its Common Stock at a price of $4.50 per share, prior to underwriting discount and other offering

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES
expenses. In connection with the Offering, the Company's redeemable Series A cumulative convertible preferred stock ("Series A Preferred Stock") automatically converted into 5,000,000 shares of Common Stock.

     In connection with the IMR merger, the Company issued 1,752,156 shares of its Common Stock in exchange for all the outstanding shares of IMR. Under the provisions of APB 16, the shares are reflected as outstanding as though IMR had always been a part of the Company.

     On December 8, 1999 the Company issued 231,884 shares of its Common Stock to acquire a 19 percent interest in CHI.

     In connection with the FFI merger, the Company issued 3,500,000 shares of its Common Stock in exchange for all the outstanding shares of FFI. Under the provisions of APB 16, the shares are reflected as outstanding as though FFI had always been a part of the Company.

Warrants to Purchase Common Stock

     The Company has issued warrants to four of our key health plan sponsor customers representing the right to purchase up to a total of 691,610 shares of our Common Stock at prices per share ranging from $16.31 to $21.13. The right to exercise each warrant vests in equal installments on the first five anniversaries of the date of grant so long as the customer's service agreement remains in effect. In addition, during the year ended March 31, 1997, the Company agreed to issue warrants to purchase 562,500 shares of its Common Stock to one customer contingent upon future expansion of member lives. As of March 31, 2000, none of these warrants have been earned or issued.

     Prior to November of 1997, the Company accounted for these warrant agreements under the provisions of SFAS 123 and the related Emerging Issues Task Force ("EITF") 96-3. These pronouncements require that all stock issued to nonemployees be accounted for based on the fair value of the consideration received or the fair value of equity instruments issued. In addition, they require that the fair value be measured on the date the parties come to a "mutual understanding of the terms of the arrangement and agree to a binding contract" (i.e. the grant date). If the number of equity instruments is contingent upon the outcome of future events, the number of instruments that should be accounted for when determining the fair value of the transaction should be based on the best available estimate of the number of instruments expected to be issued. In management's opinion, the fair value of the warrants at the date of the agreements was not material.

     Subsequent to November 20, 1997, the Company follows the guidance of EITF 96-18, under which the measurement date is the earlier of the performance commitment date or completed performance date. The Company chose not to retroactively apply EITF 96-18 to the eligible warrants, but chose to apply this EITF prospectively to new arrangements and any modifications of existing arrangements.

     The Company has reserved shares of Common Stock at March 31, 2000, for the following:

     Exercise of stock options..................................................            6,164,658
     Exercise of warrants.......................................................            1,254,110
                                                                                            ---------
                                                                                            7,418,768
                                                                                            =========

10. STOCK OPTION PLAN:

     At March 31, 2000, the Company has three stock-based compensation plans:
Incentive Stock Option Plan, Amended and Restated Incentive Stock Option Plan, and the 1997 Nonstatutory Stock Option Plan (the "Plans"). The Plans provide for the granting of qualified stock options and incentive options to officers, directors, advisors and employees of

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES
the Company. The options must be granted with exercise prices which equal or exceed the market value of the Common Stock at the date of grant. As of March 31, 2000, the number of shares of Common Stock issuable under the Plans may not exceed 7,675,500 shares. The Plans are administered by a compensation committee appointed by the Board of Directors of the Company.

     The stock options generally vest over 5-year periods. In the event of the sale or merger with an outside corporation gaining 50% or greater ownership, options granted to certain employees become 100% vested. The options are exercisable for a period not to exceed 10 years from the date of grant. As of March 31, 2000, 2,488,092 options were vested at exercise prices of $.49 to $20.68 per share.

     SFAS 123 establishes a fair value-based method of accounting for stock-based compensation. The Company has elected to adopt SFAS 123 through disclosure with respect to employee stock-based compensation. The following table summarizes the Company's stock option activity.

                                                   1998                           1999                           2000
                                        --------------------------     --------------------------     --------------------------
                                                         Wtd. Avg.                      Wtd. Avg.                      Wtd. Avg.
                                          Shares         Ex. Price       Shares         Ex. Price       Shares         Ex. Price
                                        ----------      ----------     ----------      ----------     ----------      ----------

Outstanding at beginning of year         2,887,500      $     3.01      4,123,490      $     5.27      4,553,276      $     8.61
Granted                                  1,304,750           10.63      1,392,300           15.71      1,418,200           20.98
Transferred from IMR                        47,844            0.59             --              --             --              --
Exercised                                  (86,104)           2.63       (726,644)           3.40       (177,734)           6.23
Canceled                                   (30,500)           4.89       (235,870)          14.51       (233,990)          14.82
                                        ----------      ----------     ----------      ----------     ----------      ----------
Outstanding at end of year               4,123,490            5.27      4,553,276            8.61      5,559,752           11.58
                                        ==========      ==========     ==========      ==========     ==========      ==========
Exercisable at end of year               1,758,764            2.20      1,815,200            3.34      2,488,092            5.42
Price range                           $.33 to $16.57                 $.33 to $20.69                 $.49 to $29.08
Weighted average fair value
     of options granted                 $     3.97                     $     7.32                     $    10.58

     The following table reflects the weighted average exercise price and weighted average contractual life of various exercise price ranges of the 5,559,752 options outstanding as of March 31, 2000.

                                   Options Outstanding                 Options Exercisable
                          -------------------------------------      ------------------------
                                       Weighted      Wtd. Avg.                     Weighted
                                    Avg. Exercise   Contractual                 Avg. Exercise
Exercise Price Range      Shares        Price       Life (yrs.)      Shares         Price
--------------------      ------    -------------   -----------      ------     -------------

$    .49 to $   4.50     1,631,272    $     2.16         3.9        1,437,272      $   1.84
$   5.40 to $   9.38       846,100    $     6.17         6.4          593,500      $   6.10
$  10.38 to $  14.69       804,800    $    14.29         8.2          178,000      $  14.20
$  15.44 to $  19.50     1,630,880    $    17.63         9.1          266,320      $  16.63
$  20.16 to $  24.25       375,000    $    22.43         9.1           13,000      $  20.68
$  25.38 to $  29.08       271,700    $    25.70         9.4                0      $      0
--------    --------     ---------    ----------         ---        ---------      --------
$    .49 to $  29.08     5,559,752    $    11.58         7.0        2,488,092      $   5.42

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average ranges of assumptions for the years ended March 31, 1998, 1999, and 2000, respectively: risk-free interest rates of 4.8% to 6.3%; expected lives of three to five years; expected volatility of 30% to 60%. The Company continues to account for stock based compensation under APB 25, "Accounting for Stock Issued to Employees", as allowed by SFAS 123. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and net income per share would have been reduced to the following pro forma amounts:

                                           1998               1999               2000
                                      --------------     --------------     --------------
Net income:
  As reported                         $    8,088,000     $   14,144,000     $   20,876,000
  Pro forma                           $    7,539,000     $   12,571,000     $   17,349,000

Basic net income per share:
  As reported                         $         0.38     $         0.59     $         0.84
  Pro forma                           $         0.36     $         0.52     $         0.70

Diluted net income per share:
  As reported                         $         0.31     $         0.53     $         0.75
  Pro forma                           $         0.29     $         0.47     $         0.63

Because SFAS 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     On July 5, 2000, API granted 180,000 options to purchase shares of the Company's common stock to certain individuals who became employees of the Company in connection with the merger with FFI.

11.  RELATED PARTY TRANSACTIONS:

     In fiscal 1998, the Company entered into an agreement with Advance Capital Markets ("ACM") pursuant to which ACM agreed to act as financial advisor for the Company. In exchange for these professional services, the Company paid ACM a fee of $150,000 in 1998 in connection with the IMR transaction and $85,000 in connection with the Baumel-Eisner transaction. The fees paid are equivalent to or less than similar fees incurred in arm's-length transactions. The Managing Director of ACM is also a Director of the Company. Also in fiscal 1998, the Company paid approximately $671,000 in consulting fees to FFMC. In fiscal 1999, the Company made rebate payments of approximately $1,529,000 to Health Horizons.

12.  RETIREMENT PLAN BENEFITS:

     The Company sponsors a retirement plan for all eligible employees, as defined in the plan document. The plan is qualified under Section 401(k) of the Internal Revenue Code. The Company is required to contribute at least 50% of the first 6% of salary deferral contributed by each participant. The Company's contributions to the plan amounted to approximately $177,000, $268,000, and $623,000 for the years ended March 31, 1998, 1999, and 2000, respectively.

                     ADVANCE PARADIGM, INC. AND SUBSIDIARIES

13. INCOME TAXES:

     The provision for income taxes for the years ended March 31, 1998, 1999, and 2000, differed from the amounts computed by applying the U.S. federal tax rate of 34 percent in 1998 and 1999 and 35 percent in 2000 to pretax earnings as a result of the following:

                                               1998             1999             2000
                                           ------------     ------------     ------------
     Tax at U.S. federal                   $  4,445,000     $  7,756,000     $ 11,800,000
       income tax rate
     State taxes                                457,000          666,000          540,000
     Other, net                                  55,000          247,000          454,000
                                           ------------     ------------     ------------
     Provision for income taxes            $  4,957,000     $  8,669,000     $ 12,794,000
                                           ============     ============     ============

                                               1998             1999             2000
                                           ------------     ------------     ------------
     Current                               $  4,516,000     $  7,357,000     $ 11,487,000
     Deferred                                   441,000        1,312,000        1,307,000
                                           ------------     ------------     ------------
                                           $  4,957,000     $  8,669,000     $ 12,794,000
                                           ============     ============     ============

     Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting bases and the potential benefits of certain tax carryforwards. The significant deferred tax assets and liabilities and the changes in those assets and liabilities are as follows:

                                                         March 31,                           March 31,
                                                           1999            Changes             2000
                                                       ------------      ------------      ------------

Gross deferred tax assets:
     Accruals ....................................     $    153,000      $    168,000      $    321,000
     Other .......................................          126,000            14,000           140,000
                                                       ------------      ------------      ------------
                                                            279,000           182,000           461,000
                                                       ------------      ------------      ------------
Gross deferred tax liabilities:
     Amortization of goodwill ....................       (1,047,000)       (1,118,000)       (2,165,000)
     Depreciation ................................         (700,000)         (773,000)       (1,473,000)
     Conversion from cash
         basis of acquired entities ..............       (1,129,000)          402,000          (727,000)
                                                       ------------      ------------      ------------
                                                         (2,876,000)       (1,489,000)       (4,365,000)
                                                       ------------      ------------      ------------

     Net deferred tax liability ..................     $ (2,597,000)     $ (1,307,000)     $ (3,904,000)
                                                       ============      ============      ============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                         ON FINANCIAL STATEMENT SCHEDULE


         We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Advance Paradigm, Inc. and subsidiaries included in this Form 8-K and have issued our report thereon dated October 19, 2000. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                   ARTHUR ANDERSEN LLP



Dallas, Texas,
  October 19, 2000

                             ADVANCE PARADIGM, INC.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                     Balance at       Additions                   Balance at
                                                     Beginning       Charged to        (1)          End of
                                                      of Year         Expenses     Deductions        Year
                                                     ----------     ------------   ----------     ----------
Year ended March 31, 1998:
   Allowance for doubtful accounts receivable        $  192,000     $  74,000      $   19,000     $  247,000

Year ended March 31, 1999:
Allowance for doubtful accounts receivable           $  247,000     $ 124,000(2)   $       --     $  371,000

Year ended March 31, 2000:
   Allowance for doubtful accounts receivable        $  371,000     $ 904,000      $   27,000     $1,248,000

----------

(1)  Uncollectible accounts written off, net of recoveries

(2)  Includes $100,000 reflected in the acquisition of Baumel-Eisner

(3)  Includes $880,000 reflected in the acquisition of FFI.



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